Filed Pursuant to Rule 424(b)(3)
Registration Number 333-174398

PROSPECTUS

18,131,770 Shares

API Technologies Corp.

Common Stock

This prospectus relates to the sale by certain stockholders named in this prospectus of up to 18,131,770 shares of our common stock, par value $0.001 per share. Throughout this prospectus, we refer to these stockholders as the selling stockholders.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. We are registering shares of common stock on behalf of the selling stockholders. The selling stockholders or their permitted transferees may sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part. Each selling stockholder will be responsible for all other costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is listed on The NASDAQ Stock Market under the symbol “ATNY.” The closing price for our common stock on September 20, 2011 was $4.95 per share.

Investment in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2011.

INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3/A that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus or incorporated by reference into the prospectus. While we have included what we believe to be the most important information about our company and this offering, the following summary does not contain all the information that may be important to you in evaluating whether to invest in our common stock. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 3, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” “API,” and “us” refer to API Technologies Corp. and its wholly owned subsidiaries. References to “selling stockholders” refer to the stockholders listed under the heading “Selling Stockholders” beginning on page 14, who may sell shares from time to time as described in this prospectus.

About This Prospectus

This prospectus is part of a registration statement on Form S-3/A filed by us with the Securities and Exchange Commission, or the Commission, to register 18,131,770 shares of our common stock, which we refer to as “Shares” throughout the prospectus, of which (i) 17,030,103 were sold in connection with our private placement which closed on March 18, 2011, as described in the Current Report on Form 8-K filed by us with the SEC on March 21, 2011, (ii) 691,667 were issued upon the conversion of certain secured, convertible promissory notes in the aggregate principal amount of $3,650,000, as described in the Current Report on Form 8-K filed by us with the SEC on June 29, 2009, and (iii) 410,000 were issued in connection with an Advisory Agreement dated March 18, 2011 for certain transactional advisory services. The Shares are being registered for resale or other disposition by the selling stockholders or their permitted transferees. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

API Technologies Corp.

API designs, develops and manufactures systems, subsystems, RF modules, and secure communications for the technically demanding defense, aerospace, and commercial applications in the United States and internationally. Our product lines include payload systems such as sensors, telemetry systems, thermal imaging, video, cameras, and laser targeting; visual and optical landing aids to help guide aircrafts to a safe landing; power supplies; robotics systems; RF/microwave products such as synthesizers, amplifiers, and antennas; MIL-STD-1553 data bus products; custom hybrids; passive magnetics; secured communication systems; encryption products and services; emanation security and TEMPEST solutions, which include computing systems, ruggedized systems, network and communications systems; remote device administration to securely and remotely manage critical IT and communication systems; cable and wire harnesses; and electronics manufacturing services.

API’s products are used in various applications and end markets comprising of defense, industrial, medical, and commercial applications. API sells its products through direct sales force and applications engineering staff, a network of independent sales representatives, and distributors, as well as through its website.

We currently have business offices in Fairport, New York; Ronkonkoma, New York; Windber, Pennsylvania; Sterling, Virginia; South Plainfield, New Jersey; Ottawa, Ontario, Canada; and Gloucester,

United Kingdom. Our executive corporate office is located at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819, and our telephone number at that location is (407) 876-0279. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference. We are quoted on the NASDAQ Stock Market under the symbol “ATNY.”

Corporate Information

API was incorporated on February 2, 1999 in the state of Delaware under the name Rubincon Ventures Inc. In 2006, we completed a business combination under Ontario law pursuant to which we acquired API Electronics Group Corp. In connection with such business combination, we subsequently changed our name to API Technologies Corp. on October 22, 2009.

On January 9, 2011, we acquired SenDEC Corp., a New York corporation, which we refer to as SenDEC. SenDEC is a defense electronics manufacturing services company headquartered in Fairport, New York. In the transaction, API acquired all of the equity of SenDEC, which included SenDEC’s electronics manufacturing operations and approximately $30 million of cash, in exchange for the issuance of 22,000,000 shares of API Common Stock to Vintage Albany Acquisition, LLC. The combination of SenDEC and API will create a mid-tier defense electronics platform with a broad range of capabilities to better serve its customers’ current and future needs during a dynamically transforming era for the defense community. API’s acquisition of SenDEC effectively doubles the size of API and presents a variety of immediate revenue synergies and growth opportunities in the defense sector.

On June 1, 2011, API completed the acquisition of Spectrum Control, Inc., which we refer to as Spectrum, as provided for in the Agreement and Plan of Merger entered into on March 28, 2011 by API, Spectrum, and Erie Merger Corp., a wholly owned subsidiary of API. Spectrum is a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, Pennsylvania. Pursuant to the Agreement and Plan of Merger, each share of common stock of Spectrum was converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Spectrum acquisition.

Also on June 1, 2011, in connection with the Spectrum acquisition, API entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. The Credit Agreement was subsequently amended and restated to provide for a secured term loan facility in the principal amount of $170 million and $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. API also on June 27, 2011 completed a private placement of approximately $31 million of common shares at a price of $6.50 per share. The Company also issued 300,000 shares of its common stock to certain purchasers in consideration for a backstop commitment in connection with the private placement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

Risks Related to Our Business

We are highly reliant on defense spending

Our current orders from defense-related companies account for a material portion of our overall net sales and defense spending levels depend on factors that are outside of our control. For the year ended May 31, 2011, defense spending represented approximately 83% of our total consolidated sales, which does not include Spectrum sales. For the fiscal year ended November 30, 2010, defense sales represented approximately 60% of Spectrum’s total consolidated sales. Reductions or changes in defense spending, including as a result of new U.S. government budget reductions, could have a material adverse effect on our sales and profits.

Changes in appropriations and in the national defense policy and decreases in ongoing defense programs including as a result of U.S. government budget reductions, could adversely affect our performance. Such occurrences are beyond our control. For instance, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress typically appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations available for future fiscal years. Also, the specific programs in which we participate, or in which we may seek to participate in the future, must compete with other programs for consideration during the budget formulation and appropriation processes. A change of elected officials could result in substantial changes in defense spending. In addition, a difference in philosophy or the worsening economic climate of the country could reduce or change appropriations.

Our contracts with prime U.S. government contractors contain customary provisions permitting termination or reduction at any time, at the convenience of the U.S. government. The “Termination for Convenience” clause generally limits the contractor’s recovery to cost incurred plus profit on work completed, and the costs of preparing the termination settlement proposal. If we experience significant reductions or delays in procurements of our products by the U.S. government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Our business may be adversely affected by global economic conditions

The continuation or resurgence of the recent global economic downturn and credit crisis may have a significant negative impact on our business, financial condition, and future results of operations. Specific risk factors related to these overall economic and credit conditions include the following: customer or potential customers may reduce or delay their procurement or new product development; key suppliers may become insolvent resulting in delays for our material purchases; vendors and other third parties may fail to perform their contractual obligations; customers may be unable to obtain credit to finance purchases of our products and services; and certain customers may become insolvent. These risk factors could reduce our product sales, increase our operating costs, impact our ability to manage inventory levels and collect customer receivables, lengthen our cash conversion cycle and increase our need for cash, which would ultimately decrease our profitability and negatively impact our financial condition. In addition, recent economic conditions have caused deficits in the U.S. and other countries to rise significantly, which is likely to result in budget cuts and reduced public spending in a number of areas. As a result, defense budgets generally are under pressure. Reduced defense spending may affect products purchased by those governments or their prime contractors from us and may materially adversely affect our operations and financial condition.

We are reliant on certain security clearances for some of our business

We have obtained a Facility Security Clearance from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service, or DSS, for several of our U.S. facilities. If we do not maintain the Facility Security Clearance we would be prevented from continuing those business activities that require access to classified information. Our ability to maintain our Facility Security Clearance has a direct impact on our ability to bid on or win new contracts, complete existing contracts, or effectively re-bid on expiring contracts either directly through the U.S. government or through U.S. defense contractors. The inability to obtain and maintain our Facility Security Clearance would have a material adverse affect on our business, financial condition and operating results.

The integration of acquisitions may be difficult and may not yield the expected results

As a result of recent acquisitions and, as part of our general business strategy, we expect to experience significant growth and expect such growth to continue into the future. This growth is expected to place a significant strain on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations. There can be no assurance that we will be able to effectively integrate the acquired companies, including our newly acquired subsidiaries, SenDEC and Spectrum, with our own operations. Expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to (i) manage our business and our subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain product and service quality controls, and (v) attract, train, retain, motivate and manage effectively our employees. There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations. Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately, acquisitions may not be as profitable as expected or profitable at all.

Some of the additional risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	consolidating and integrating operations and space, and the costs and risks associated therewith;

•	integrating administrative processes, accounting practices and technologies;

•	transferring required governmental permits and consents;

•	retaining customers and contracts from the acquired companies;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	implementing the controls and procedures and policies appropriate for a public company to any acquired company that prior to their acquisition lacked such controls, procedures and policies.

For certain acquisitions, we have raised the capital required to make such acquisitions from the issuance of shares, warrants, and convertible debt, which has been dilutive to our shareholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

We currently maintain approximately $171 million of debt and our failure to service such indebtedness may adversely affect our financial and operating activities

At June 30, 2011, we had $171 million in aggregate principal amount of outstanding debt net of discounts, which is secured by substantially all of our assets.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements. Our level of indebtedness has important consequences to us. These consequences may include:

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requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our common stock, research and development and other investments;

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limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

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heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	limiting our organic growth and ability to hire additional personnel.

Net sales could decline significantly if we lose a major customer or a major program

Historically, a large portion of our net sales have been derived from sales to a small number of our customers and we expect this trend to continue for the foreseeable future. The U.S., Canadian and United Kingdom governments’ Departments of Defense (directly and through subcontractors) account for approximately 71% and 6% and 6%, respectively, of our revenues for the year ended May 31, 2011. One of the U.S. customers, a tier one Department of Defense subcontractor represented approximately 21% of revenues for the year ended May 31, 2011. A loss of a significant customer could adversely impact the future operations of our Company.

In many cases, our customers are not subject to any minimum purchase requirements and can discontinue the purchase of our products at any time. In the event one or more of our major customers reduces, delays or cancels orders with us, and we are not able to sell our services and products to new customers at comparable levels, our net sales could decline significantly, which could adversely affect our financial condition and results of operations. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our results of operations, cash flows and financial position.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to fines, penalties, suspension or debarment

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. government, and subcontracts with other prime contractors, are subject to numerous procurement regulations, including Federal Acquisition Regulation, the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. government agencies. Given our dependence on U.S. government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

The possibility of goodwill impairments exists

As a result of recent business acquisitions, including SenDEC, goodwill is a significant part of our total assets. At May 31, 2011, our total assets were approximately $272 million, which included approximately $88 million of goodwill. In addition, we anticipate an increase in goodwill of approximately $120 million in connection with the Spectrum acquisition. Goodwill reflects the excess of the purchase price of each of our acquisitions over the fair value of the net assets of the business acquired. We perform annual evaluations, or more frequently if impairment indicators arise, for potential impairment of the carrying value of goodwill in accordance with current accounting standards. To date, these evaluations have not resulted in the need to recognize an impairment charge. However, if our future financial performance were to decline significantly, we could incur a material non-cash charge in our income statement and a material reduction in our shareholders’ equity for the impairment of goodwill.

The concentration of our share ownership among our current officers, directors and their affiliates may limit our shareholders’ ability to influence corporate matters

Our officers and directors as a group beneficially own a large percentage of our shares. Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. This concentration of ownership also may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our shares.

We have a history of net losses, and may not be profitable in the future

We have incurred net losses for each of the last five fiscal years. We cannot assure you that we will be profitable in the future. Even if we achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period. The impact of the foregoing may cause our operating results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common shares.

Our inability to retain and attract employees with key technical or operational expertise may adversely affect our business

The products that we sell require a large amount of engineering design, manufacturing and operational expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. Competition for personnel in our industry is intense and there are a limited number of persons, especially engineers, with knowledge of and experience in our technologies. Our design and development efforts depend on hiring and retaining qualified technical personnel. An inability to attract or maintain a sufficient number of technical personnel could have a material adverse effect on our operating performance or on our ability to capitalize on market opportunities. In addition, if we were to lose one or more of our key employees, then we would likely lose some portion of our institutional knowledge and technical know-how, which could adversely affect our business.

Failure to maintain adequate internal controls could adversely affect our business

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each of our annual reports on Form 10-K, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. These laws, rules and regulations continue to evolve and could become increasingly stringent in the future. We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the engagement of consultants, the documentation of existing controls and the implementation of new controls or modification of existing controls as deemed appropriate.

We continue to devote substantial time and resources to the documentation and testing of our controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

We are dependent on key personnel

We are dependent upon a small number of key personnel. Brian R. Kahn is the Chairman of the Board and Chief Executive Officer of API and is instrumental in directing our growth. We are depending upon Mr. Kahn to continue to act in such capacity. Bel Lazar, API’s President and Chief Operating Officer, is also important to API’s future strategy. The loss of the services of those individuals could have a material adverse effect on our business because we believe our success will depend in large part on the efforts of these individuals. While API entered into an employment letter agreement with Mr. Lazar, such letter agreement provides that his employment is at-will. We do not currently propose to enter into any long-term employment agreements or obtain key-man insurance in respect of such key personnel.

Downturns in the cyclical semiconductor or electronic component industries would adversely affect our operating results and our value

The semiconductor and electronic component industries are cyclical, and the value of our business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

The defense, semiconductor and electronic components industries are highly competitive and increased competition could adversely affect our operating results

The areas of the defense, semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any degree of certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition opportunities and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We may not be able to compete successfully in the future and such competitive pressures may harm our financial condition and/or operating results.

We depend on limited suppliers for certain critical raw materials

Our manufacturing operations require raw materials that must meet exacting standards. Additionally, certain customers require us to buy from particular vendors due to their product specifications. We rely heavily on our ability to maintain access to steady sources of these raw materials at favorable prices. We do not have specific long-term contractual arrangements, but we believe we are on good terms with our suppliers. We cannot be certain that we will continue to have access to our current sources of supply at favorable prices, or at all, or that we will not encounter supply problems in the future. Any interruption in our supply of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries of our product to our customers. In addition, our gross profits could suffer if the prices for raw materials increase, especially with respect to sales associated with military contracts where prices are typically fixed.

Precious metals are subject to price fluctuations

Raw materials used in the manufacture of certain ceramic capacitors include silver, palladium, and platinum. Certain of our microwave components and systems require gold plating. Precious metals are available from many sources; however, their prices may be subject to significant fluctuations and such fluctuations may have a material and adverse affect on our operating results. Historically, the Company has been able to pass on precious metal price increase to its customers, in the form of precious metal price adders or direct sales price increases. However, there can be no assurance that customers will continue to accept these selling price adjustments and, as a result, there may be a material adverse affect on our operating margins and overall operating results.

We may not be able to develop new products to satisfy changes in demand

The industries in which we operate are dynamic and constantly evolving. We cannot provide any assurance that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product at an acceptable price.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Cancellation or changes or delays in orders could materially reduce our net sales and operating results

We generally do not receive firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations for a period by reducing our net sales in that period. In addition, because many of our costs and operating expenses are fixed, a reduction in customer demand could harm our gross profit and operating income.

Our lengthy sales cycle may increase the likelihood that our quarterly net sales will fluctuate which may adversely affect the market price of our shares of common stock

Due to the complexity of our technology and the types of end uses for our products, our customers perform, and require us to perform, extensive process and product evaluation and testing, which results in a lengthy sales cycle. Our sales cycles can often last for several months, and may last for up to a year or more. Additionally, as we are a tier three supplier, our orders are dependent on funding and contract negotiations through multiple parties which can affect our receipt of orders due to matters outside of our control. Our business is moving towards a business base driven more by larger orders on major defense programs. As a result of these factors, our net sales and operating results may vary unpredictably from period to period. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability in our results could adversely affect the market price of our common shares in particular periods.

We depend on military prime contractors for the sale of our products

We sell a substantial portion of our products to military prime contractors and the contract manufacturers who work for them. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the products into which our components are incorporated. We have no control over the volume and timing of products shipped by our military prime contractors and the contract manufacturers who work for them, and we cannot be certain that our military prime contractors or the contract manufacturers who work for them will continue to ship products that incorporate our components at current levels, or at all. Our business will be harmed if our military prime contractors or the contract manufacturers who work for them fail to achieve significant sales of products incorporating our components or if fluctuations in the timing or reductions in the volume of such sales occur. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

Our failure to comply with U.S. government laws, regulations and manufacturing facility certifications would reduce our ability to be awarded future military business

We must comply with laws, regulations and certifications relating to the formation, administration and performance of federal government contracts as passed down to us by our customers in their purchase orders, which affects our military business and may impose added cost on our business. We are subject to government audits and reviews of our accounting procedures, business practices, procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. Such audits could result in adjustments to our contract costs and profitability. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In addition, we could expend substantial amounts defending against such charges and incur damages, fines and penalties if such charges are proven or result in negotiated settlements. Since defense sales account for a significant portion of our business, any debarment or suspension of our ability to obtain military sales would greatly reduce our overall net sales and profits, and would likely affect our ability to continue as a going concern.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

We typically provide a one-year product defect warranty from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. We continually assess the necessity for a warranty provision and accrue amounts deemed necessary.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business

We principally rely on our skill in the manufacture of our products and delivery of our services and not on any proprietary technologies that we develop or license on an exclusive basis. Our manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from other parties independently obtaining the ability to manufacture our products or deliver similar services. In addition, there may be circumstances in which “know how” is not documented, but exists within the heads of various employees who may leave the Company or disclose our know how to third parties. We cannot assure you that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our major competitors as well as other third parties may obtain and may have obtained patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the products or services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents. An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, we hold various patents and licenses relating to certain of our products. We cannot assure you as to the breadth or degree of protection that existing or future patents, if any, may afford us, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. It is possible that our existing patent rights may not be valid. We may have to expend resources to protect our patents in the event a third party infringes our patents, although we cannot assure you that we will have the resources to prosecute all or any patent violations by third parties.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of our manufacturing yields may affect our gross margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product. The difficulties that may be experienced in the production process include: defects in subcontractors components, impurities in the materials used, equipment failure, and unreliability of a subcontractor. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure you that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our inventories may become obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position

Some of our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Environmental liabilities could adversely impact our financial position

United States, Canadian, and United Kingdom laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor and other manufacturing processes or in our finished goods. Under environmental regulations, we are responsible for determining whether certain toxic metals or chemicals are present in any given components we purchase and in each product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under applicable laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that may have involved hazardous materials. Contaminants may migrate from, or within or through any such property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us jointly with third parties under environmental laws and regulations.

Risks Relating to Our Shares of Common Stock

Our stock market price and trading volume is volatile

The market for our common stock is volatile. Our share price is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly smaller-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, the market for our common stock has been very thin. As a result, our shareholders may be unable to sell significant quantities of common stock in the public trading markets without a significant reduction in the price of our common shares.

We do not expect to pay dividends

We intend to invest all available funds to finance our growth. Therefore our shareholders cannot expect to receive any dividends on our shares of common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other agreements or by legal prohibitions under applicable corporate law.

Our failure to comply with The NASDAQ Stock Market’s continued listing standards may adversely affect the price and liquidity of our shares of common stock as well as our ability to raise capital in the future.

Our common stock commenced trading on the NASDAQ Stock Market, or NASDAQ, on June 27, 2011 under the symbol ATNY. Until we became listed on NASDAQ, our common stock was quoted and traded on the OTC Bulletin Board. NASDAQ requires listed companies to maintain minimum financial thresholds and comply with certain corporate governance regulations to remain listed. If we are unsuccessful in maintaining compliance with the continued listing requirements of NASDAQ, then our common stock could be delisted and may trade only in the secondary markets such as OTC Bulletin Board. Delisting from NASDAQ could adversely affect our liquidity and price of our common stock as well as our ability to raise capital in the future.

Shareholders may experience dilution if a significant proportion of our outstanding options and warrants are exercised

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our common stock as non-cash incentives. We have adopted an equity incentive plan for this purpose. To the extent that significant numbers of such options may be exercised when the exercise price is below the then current market price for our common shares, the interests of the other shareholders of the company may be diluted. As of May 31, 2011, we have outstanding options to purchase 2,285,999 shares of common stock that were granted to directors, officers, employees and consultants that have a weighted average price of $5.74. In addition, we issued the following: in December 2009 we issued 62,500 warrants with an exercise price of $5.08 per share, and on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 892,862 shares of common stock with an exercise price of $5.60 per share.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this prospectus are forward-looking statements and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. These uncertainties and other risk factors include, but are not limited to: changing economic and political conditions in the United States and in other countries; the ability to integrate effectively acquired companies; war or other acts of political unrest; changes in governmental spending and budgetary policies; governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, and international trading restrictions; customer product acceptance; continued access to capital markets; and foreign currency risks.

We further caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise, except as required by law.

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our common stock.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of Shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of Shares each selling stockholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholder the right to acquire common stock within 60 days of September 1, 2011. Unless otherwise indicated in the footnotes below, we believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 54,566,850 shares of our common stock issued and outstanding as of September 1, 2011. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The Shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the selling stockholders. The selling stockholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the selling stockholders will sell under this prospectus.

Unless otherwise indicated in the footnotes below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

The selling stockholders have represented to us that they purchased the Shares for their own account, for investment only and not with a view toward selling or distributing them in violation of the Securities Act, except in sales either registered under the Securities Act, or sales that are exempt from registration. In addition, the selling Stockholders who are affiliates of broker dealers have represented that they purchased the Shares in the ordinary course of business solely for their own accounts and for investment purposes and had no agreements or understandings, directly or indirectly, with any person to distribute them. In recognition of the fact that the selling stockholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, we agreed with the selling stockholders to file a registration statement to register the resale of the Shares. We also have agreed to prepare and file all amendments and supplements necessary to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (i) the date on which all of the Shares have been sold by the selling stockholders, (ii) the date on which all of the Shares may be sold under Rule 144, or (iii) March 18, 2016.

	Shares Beneficially Owned before Offering (1)			Shares Beneficially Owned After Offering
Name of selling stockholders	Number	Percentage (%)	Shares Offered Hereby (1)	Number	Percentage (%)
Richard Schottenfeld (2)	83,333	*	83,333	—	—
Schottenfeld Group Holdings, LP (2)	83,333	*	83,333	—	—
Paul Stoffel	150,000	*	150,000	—	—
Costa Brava Partnership III LP (3)	900,000	1.65	900,000	—	—
Douglas Lee Topkis	100,000	*	100,000	—	—
Eric M. Goldberg (4)	40,833	*	33,333	7,500	*
Donald Wright & Judy Phillips (5)	59,967	*	25,000	34,967	*
Hoak Public Equities LP (6)	625,000	1.15	625,000	—	—
Hoak Private Equities 1, LP (6)	208,334	*	208,334	—	—
Becker Drapkin Partners QP LP (7)	434,500	*	434,500	—	—
Becker Drapkin Partners Fund (7)	65,500	*	65,500	—	—
Matt Drapkin (7)	41,666	*	41,666	—	—
Wynnefield Partners Small Cap Value, LP I (8)	934,088	1.71	934,088	—	—
Wynnefield Partners Small Cap Value, LP (8)	684,997	1.26	684,997	—	—
Wynnefield Small Cap Value Offshore Fund Ltd (9)	456,665	*	456,665	—	—
Wynnefield Capital Inc. Profit Sharing LLC (9)	109,250	*	109,250	—	—
Catalysis Offshore Ltd (10)	100,000	*	100,000	—	—
Catalysis Partners LLC (10)	233,333	*	233,333	—	—
Hayman Capital Master Fund LP(11)	1,666,667	3.05	1,666,667	—	—
Nicholas A. Merrick Separate Property (12)	33,333	*	33,333	—	—
Career Collection Ltd (12)	333,333	*	333,333	—	—
K2 Principal Fund LP (13)	1,130,952	2.07	416,666	714,286	1.31
Horizon Credit Opportunities Master Fund Ltd. (14)	58,333	*	58,333	—	—
JMP Fam Holdings Inc. (15)	41,667	*	41,667	—	—
Claudio Mannarino (16)	80,149	*	8,333	71,816	*
Thomas Trent Gegax (17)	4,166	*	4,166	—	—
The Gramercy Fund (17)	8,334	*	8,334	—	—
Icarus Investment Corp (18) (19)	1,318,950	2.42	400,001	918,949	1.68
D.A.J.J Family Trust (18)	255,953	*	166,667	89,286	*
Phillip DeZwirek (19)	840,559	1.54	166,667	673,892	1.23
LDL Corp (20)	8,000	*	8,000	—	—
105711 Ontario Limited (20)	4,000	*	4,000	—	—
Billidan Family Trust (20)	17,000	*	17,000	—	—
Leonard & Lori Latchman Family Trust (20)	8,500	*	8,500	—	—
Master Spartan (Offshore) Fund Ltd. (21)	42,000	*	42,000	—	—
The Harvey & Phyllis Sandler Foundation, Inc. (22)	109,450	*	33,000	76,450	*
Harvey Sandler Revocable Trust (22)	1,151,515	2.11	465,000	686,515	1.26
GMPIM Equity Opportunities Master Fund LP (23)	93,002	*	83,002	10,000	*
DCF Partners LP (24)	500,000	*	500,000	—	—

Ron Tarsy	30,000	*	30,000	—	—
Gregory P. Arrese	30,000	*	30,000	—	—
Curtis J. Schenker	8,333	*	8,333	—	—
Michael Alpert	33,667	*	33,667	—	—
Thomas Alpert	8,000	*	8,000	—	—
Cooper Family Trust dtd 8/1/04 (25)	12,229	*	10,000	2,229	*
Jay Cooper	10,000	*	10,000	—	—
Palogic Value Fund, LP (26)	85,000	*	85,000	—	—
L. Kevin Dann	200,000	*	200,000	—	—
Glynn Venture Group LLC (27)	166,667	*	166,667	—	—
Carter Pottash	166,667	*	166,667	—	—
Provident Premier Master Fund Ltd. (28)	250,000	*	250,000	—	—
Kelleher Family Trust Dtd 1/18/07 (29)	5,000	*	5,000	—	—
Greenstone Value Opportunity Fund, LP (30)	35,000	*	35,000	—	—
Grand Slam Master Fund Ltd (31)	83,400	*	83,400	—	—
Black Horse Capital LP (32)	509,584	*	509,584	—	—
Black Horse Capital Master Fund (32)	323,750	*	323,750	—	—
Senator Sidecar Master Fund LP (33)	5,929,231	10.87	5,929,231	969,231	1.78
Atlas Allocation Fund, LP (34)	250,000	*	250,000	—	—
Riley Investment Partners LP (35)	67,000	*	67,000	—	—
B. Riley & Co. LLC (35)	100,000	*	100,000	—	—
Nokomis Capital Master Fund, L.P (36)	239,700	*	239,700	—	—
Epworth (36)	101,800	*	101,800	—	—
Moussescapade, L.P (36)	75,200	*	75,200	—	—
Pyramid Trading LP (37)	166,667	*	166,667	—	—
Equitec Proprietary Markets LLC (37)	166,667	*	166,667	—	—
TOH JR Ventures (38)	25,000	*	25,000	—	—
Jonathan Pollack (15)	279,562	*	58,334	221,228	*
Jason DeZwirek (18)	857,821	1.57	233,333	624,488	1.14

*	Less than 1%.
(1)	We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders may not sell any or all of the Shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the Shares covered by this prospectus will be held by the selling stockholders.
(2)	Schottenfeld Group GP, LLC is the general partners of Schottenfeld Group Holdings, LP and may be deemed to be the beneficial owner of the securities held by Schottenfeld Group Holdings, LP. Richard Schottenfeld is the managing member of Schottenfeld Group GP, LLC and, therefore, both the securities held by him and those deemed to be held Schottenfeld Group GO, LLC are under his common control.
(3)	Roark Rearden and Hamot LLC is the general partner of Costa Brava Partnership III, LP and may be deemed to be the beneficial owner of these shares. Seth W. Hamot has sole voting and dispositive power over shares deemed to be beneficially owned by Roark Rearden and Hamot LLC.
(4)	Mr. Goldberg served as a member of the Board of Directors of API from October 7, 2010 to June 3, 2011. Of the amount held by Mr. Goldberg prior to this offering, 33,333 Common Stock were acquired through the private placement to June 3, 2011 on March 18, 2011.

(5)	Mr. Wright served as a member of the Board of Directors of API from February 15, 2006 to June 3, 2011. Of the amount held by Mr. Wright prior to this offering, 25,000 shares of our common stock were acquired in the private placement on March 18, 2011. The remaining amount includes options to purchase 2,584 shares of our common stock and warrants to purchase 4,465 shares of common stock.
(6)	Hoak Fund Management, LP is the general partner of Hoak Public Equities, LP and Hoak Private Equities I, LP and consequently has voting control and investment discretion over securities held by Hoak Public Equities, LP and Hoak Private Equities I, LP. James M. Hoak and J. Hale Hoak are managing members of Hoak Fund Management, LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Hoak Fund Management, LP.
(7)	Becker Drapkin Management, LP is the general partner of Becker Drapkin Partners, LP and Becker Drapkin Partners QP, LP and consequently has voting control and investment discretion over securities held by Becker Drapkin Partners, LP and Becker Drapkin Partners QP, LP. BC Advisors LLC is the general partner of Becker Drapkin Management, LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Becker Drapkin Management, LP. Further, Steve Becker and Matt Drapkin are co-managing members of BC Advisors, LLC and share voting and dispositive power over any securities deemed to be beneficially owned by BC Advisors LLC.
(8)	Wynnefield Capital Management, LLC is the general partner of Wynnefield Partners Small Cap Value, LP and Wynnefield Partners Small Cap Value, LP I, and consequently has voting control and investment discretion over securities held by Wynnefield Partners Small Cap Value, LP and Wynnefield Partners Small Cap Value, LP I. Nelson Obus and Joshua H. Landes are the managing members of Wynnefield Capital Management, LLC and share voting and dispositive power over securities deemed to be beneficially owned by Wynnefield Capital Management, LLC.
(9)	Wynnefield Capital, Inc. is the investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd and Wynnefield Capital, Inc. Profit Sharing LLC and has voting and investment power over these securities. Nelson Obus is the President of Wynnefield Capital, Inc.
(10)	Francis Capital Management, LLC has the sole voting and dispositive power over the shares held by Catalysis Offshore, Ltd. and Catalysis Partners, LLC. and may be considered the beneficial owner of those securities. John P. Francis has voting and dispositive power over securities deemed to be beneficially owned by Francis Capital Management, LLC.
(11)	Hayman Capital Management, LP is the general partner of Hayman Capital Master Fund, LP and consequently has voting control and investment discretion over securities held by Hayman Capital Master Fund, LP. Hayman Investments, LLC is the general partner of Hayman Capital Management, LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Hayman Capital Management, LP. J. Kyle Bass is the managing member of Hayman Investments, LLC and has voting and dispositive power over any securities deemed to be beneficially owned by Hayman Investments, LLC.
(12)	Nicholas A. Merrick has sole voting and dispositive power over the securities held by the Nicholas A. Merrick Separate Property. Pompeii Management, LLC is the general partner of Career Collection, Ltd. and may be deemed to beneficially own the shares held by Career Collection, Ltd. Kenny A. Troutt has sole voting and dispositive power over shares held by Pompeii Management, LLC. Nicholas A. Merrick is affiliated with Pompeii Management, LLC as a manager but does not share voting and dispositive power over shares deemed to be held by Pompeii Management, LLC.
(13)	Of the amount held by the K2 Principal Fund, LP 166,666 shares of our common stock were acquired through the conversion of a note. This amount also includes warrants to purchase 714,286 shares of our common stock. K2 Genpar 2009, Inc. is the general partner of K2 Principal Fund, LP and may be deemed to beneficially own those securities. Shawn Kimel has sole voting and dispositive power over shares deemed to be beneficially owned by K2 Genpar 2009, Inc.
(14)	Horizon Asset management, Inc. is the investment manager of the Horizon Credit Opportunities Master Fund, Ltd. and therefore has voting and dispositive power over these securities. Horizon Asset Management, Inc is wholly-owned by Horizon Kinetics, LLC and Dave Kingsley has voting and dispositive power over shares deemed to be held by Horizon Kinetics, LLC. The selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. To the extent that we become aware that the selling stockholder did have such an agreement or understanding, we will file a post-effective amendment to designate it as an “underwriter” within the meaning of the Securities Act of 1933.

(15)	Mr. Jonathan Pollack has sole voting and dispositive power over shares held by JMP Fam Holdings Inc. Mr. Jonathan Pollack served as our Executive Vice President and a director of ours until January 21, 2011. Other than the 41,667 shares of our common stock held by JMP Fam Holdings Inc., Mr. Pollack is deemed to beneficially own 16,667 shares of our common stock directly that he received upon the conversion of a note, 111,086 shares of our common stock that he owns directly, 139,792 shares of common stock underlying options that he owns directly and 12,017 shares of our common stock underlying warrants that he owns directly.
(16)	Mr. Claudio Mannarino serves as our Vice President, Finance and served as our Chief Financial Officer until January 21, 2011. Of the amount held by Mr. Mannarino, 8,333 shares of our common stock were acquired in a private placement in March 2011 and 8,333 shares of our common stock were acquired in a private placement in 2008. The remaining amount includes warrants to purchase 2,232 shares of our common stock and options to purchase 56,250 shares of our common stock.
(17)	Thomas Trent Gegax directly owns 4,166 shares of our common stock. Thomas Trent Gegax and Thomas Lee Gegax share voting and dispositive power over the 8,334 shares of our common stock held by the Gramercy Fund and therefore may be deemed to beneficially own those shares.
(18)	Mr. Jason DeZwirek served as our Secretary and a director of ours until January 21, 2011. He has sole voting and dispositive power over the 255,953 shares of our common stock held by the DAJJ Family Trust, of which 89,286 shares underlie warrants owned by DAJJ Family Trust. Mr. Jason DeZwirek also shares voting and dispositive power, along with Mr. Phillip DeZwirek, over the 1,318,950 shares held by Icarus Investment Corp. (“Icarus”), which includes 1,195,357 shares of our common stock owned directly by Icarus and 123,593 shares of our common stock underlying warrants owned directly by Icarus. The 857,821 shares owned directly by Mr. Jason DeZwirek includes 637,502 shares of our common stock and 220,320 shares of our common stock underlying options and warrants owned directly by him.
(19)	Mr. Philip DeZwirek served as our Chairman and Chief Executive Officer until January 21, 2011. He shares voting and dispositive power, along with Mr. Jason DeZwirek, over the 1,318,950 shares held by Icarus, which includes 1,195,357 shares of our common stock owned directly by Icarus and 123,593 shares of our common stock underlying warrants owned directly by Icarus. The 840,559 shares owned directly by Mr. Phillip DeZwirek includes 632, 225 shares of our common stock and 208,334 shares of our common stock underlying options owned directly by him.
(20)	LDL Corp., Billidan Family Trust, 1057111 Ontario Limited and the Leonard and Lori Latchman Family Trust are under the common control of Leonard Latchman.
(21)	Robert Celej has sole voting and dispositive power over securities held by Maser Spartan (Offshore) Fund, Ltd.
(22)	The Harvey Sandler Revocable Trust and the Harvey and Phyllis Sandler Foundation, Inc. are under the common control of Harvey Sandler. The amount beneficially owned by the Harvey Sandler Revocable Trust includes 89,286 shares of our common stock underlying warrants.
(23)	GMPIM Equity Opportunities GP, Ltd. is the general partner of GMPIM Equity Opportunities Master Fund, LP and may be deemed to beneficially own these securities. Abali Hoilett and Alison Martison are directors of GMPIM Equity Opportunities GP, Ltd. and share voting and dispositive power of securities deemed to be held by GMPIM Equity Opportunities GP, Ltd.
(24)	Douglas C. Floren and David S. Floren are the general partners of DCF Partners LP and share voting and dispositive power over these securities.
(25)	Chad J. Cooper has sole voting and dispositive power over shares held by Cooper Family Trust. The selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. To the extent that we become aware that the selling stockholder did have such an agreement or understanding, we will file a post-effective amendment to designate it as an “underwriter” within the meaning of the Securities Act of 1933.
(26)	Palogic Value Management, LP is the general partner of Palogic Value Fund, LP and may be considered the beneficial owner of those securities. Palogic Capital Management, LLC is the general partner of Palogic Value Management and may be considered the beneficial owner of any securities deemed to be beneficially owned by Palogic Value Management, LP. Ryan Lee Vardeman is the managing member of Palogic Capital Management, LLC and has sole voting and dispositive power over shares deemed to be owned by Palogic Capital Management, LLC.
(27)	Neil G. Glynn has sole voting and dispositive power over securities held by Glynn Venture Group, LLC.
(28)

Irvin R. Kessler has sole voting and dispositive power over securities held by Provident Premier Master Fund Ltd. The selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. To the extent that we become aware that the selling stockholder did have such an agreement or understanding, we will file a post-effective amendment to designate it as an “underwriter” within the meaning of the Securities Act of 1933.
(29)	Thomas Kelleher and Mary M. Kelleher are trustees to the Kelleher Family Trust Ltd. 1/18/07 and share voting and dispositive power over these securities. The selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. To the extent that we become aware that the selling stockholder did have such an agreement or understanding, we will file a post-effective amendment to designate it as an “underwriter” within the meaning of the Securities Act of 1933.
(30)	Greenstone Capital Management Partners, LP is the general partner of Greenstone Value Opportunity Fund, LP and may be considered the beneficial owner of those securities. Greenstone Capital Management, LLC is the general partner of Greenstone Capital Management Partners, LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Greenstone Capital Management Partners, LP. Timothy Michael Stobaugh and Christopher Bruce White are managing members of Greenstone Capital Management, LLC and share voting and dispositive power over securities deemed to be held by Greenstone Capital Management, LLC.
(31)	Grand Slam Asset Management, LLC has the sole voting and dispositive power over securities beneficially owned by Grand Slam Capital Master Fund, Ltd. Mitchell Sacks has sole voting and dispositive power over shares deemed to be held by Grand Slam Asset Management, LLC.
(32)	Black Horse Capital Management, LLC is the general partner of Black Horse Capital, LP and has voting and dispositive power over securities held by Black Horse Capital Master Fund, Ltd. and may be deemed to beneficially own securities owned by Black Horse Capital, LP and Black Horse Capital Master Fund, Ltd. The Chappell Family Investments, LLC has voting and dispositive power over Black Horse Capital Management, LLC and may be considered to beneficially own securities deemed to be beneficially owned by Black Horse Capital Management, LLC. Cheval Holdings, Ltd. has voting and dispositive power over the Chappell Family Investments, LLC and may be considered to beneficially own securities deemed to be beneficially owned by the Chappell Family Investments, LLC. Dale B. Chappell and Mary E. Chappell share voting and dispositive power over securities deemed to be beneficially owned by the Chappell Family Investments LLC.
(33)	Senator Sidecar Onshore GP, LLC is the general partner of Senator Sidecar Master Fund, LP and may be deemed to beneficially own those securities. Alexander Klabin and Douglas Silverman share voting and dispositive power over securities deemed to be beneficially owned by Senator Sidecar Onshore GP, LLC.
(34)	Atlas Capital Management, LP is the general partner of Atlas Allocation Fund, LP and may be deemed to beneficially own those securities. Richard H. Alpert has sole voting and dispositive power over securities deemed to be beneficially owned by Atlas Capital Management, LP.
(35)	Riley Investment Management, LLC is the general partner of Riley Investment Partners, LP and may be deemed to beneficially own of those securities. Bryant Riley is the managing member of Riley Investment Management, LLC and has sole voting and dispositive power over the securities deemed to be beneficially owned by Riley Investment Management, LLC. Bryant Riley also has sole voting and dispositive power over securities held by B. Riley & Co., LLC. Riley Investment Partner, LP has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. B. Riley & Co., LLC has indicated that it is a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. B. Riley & Co., LLC is an “underwriter” within the meaning of the Securities of Act of 1933 with respect to the shares B. Riley & Co., LLC is offering for resale.
(36)	Nokomis Capital Master Fund, LP, Epworth and Moussescapade, LP are under the common control of Nokomis Capital, LLC, which may be deemed to beneficially own the securities held by Nokomis Capital Master Fund, LP, Epworth and Moussescapade, LP. Brett Hendrickson has sole voting and dispositive power over securities deemed to be beneficially owned by Nokomis Capital, LLC.
(37)

Equitec Group LLC is the managing member of Equitec Propriety Markets, LLC and may be deemed to beneficially own the securities held by Equitec Propriety Markets, LLC. Oakmont Investments, LLC is the general partner of Pyramid Trading, LP and may be deemed to beneficially own securities held by Pyramid Trading, LP. Daniel Asher has sole voting and dispositive power over securities deemed to be beneficially owned by both Equitec Group, LLC and Oakmont Investment, LLC. Both Pyramid Trading Limited Partnership and Equitec Proprietary Markets, LLC

have indicated that they are broker-dealers and have represented that they acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares. Pyramid Trading Limited Partnership and Equitec Proprietary Markets, LLC are “underwriters” within the meaning of the Securities Act of 1933 with respect to the respective shares each is offering for resale.
(38)	TOH Management Company, LLC is the general partner of TOH Jr. Ventures, Ltd. and may be deemed to beneficially own those securities. Thomas O. Hicks has sole voting and dispositive power over securities deemed to be beneficially owned by TOH Management Company, LLC.

PLAN OF DISTRIBUTION

We are registering the Shares on behalf of the selling stockholders. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•

transactions on the NASDAQ Stock Market or on any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of shares of our common stock;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay certain of the expenses incurred by the selling stockholders with respect to the registration of the offering and sale of the common stock.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California.

EXPERTS

The consolidated financial statements of API Technologies Corp. appearing in API Technologies Corp.’s Annual Report (Form 10-K) for the year ended May 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of API for the fiscal years ended May 31, 2010 have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of SenDEC Corporation as of and for the fiscal years ended July 31, 2010 and 2009, have been included in this prospectus in reliance upon the report of Bonadio & Co., LLP, independent public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Spectrum Control, Inc. at November 30, 2010 and 2009, and for each of the three years in the period ended November 30, 2010 and effectiveness of Spectrum Control, Inc.’s internal control over financial reporting as of November 30, 2010 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports appearing in API Technologies Corp.’s Current Report on Form 8-K/A filed with the SEC on July 8, 2011 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of any offering made under this prospectus other than current reports or portions thereof furnished under Item 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed:

•	Our annual report on Form 10-K for the fiscal year ended May 31, 2011, filed with the SEC on August 26, 2011;

•	Our current reports on Form 8-K and Form 8-K/A, filed with the SEC on April 7, 2011, June 6, 2011, July 1, 2011, July 8, 2011, August 29, 2011, and September 8, 2011; and

•

Description of our common stock contained in our registration statement on Form 10-SB (File No. 000-1081078), filed with the Commission on February 10, 2000, including any amendment or report filed for the purpose of updating such description.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

API Technologies Corp.

4705 S. Apopka Vineland Rd. Suite 210

Orlando, FL 32819

United States of America

Attn: Investor Relations

(407) 876-0279

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.apitechnologies.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.